UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 31, 2012

Intermolecular, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35348	20-1616267
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 N. First Street
San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

(408) 582-5700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM  1.01.           ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Guardian Agreements

On January 31, 2012, we amended two collaborative development program (CDP) agreements that we had previously entered into with Guardian Industries Corp.  We entered into our first CDP agreement with Guardian in February 2010 to collaborate on research and development tasks relating to liquid coatings for flat glass. We entered into our second CDP agreement with Guardian in July 2010 to collaborate on research and development tasks relating to sputtered coatings for flat glass.

As amended, the period of development activities under our CDPs with Guardian will be extended through December 31, 2013. We also agreed in the amendment to provide Guardian with additional services and resources in exchange for additional fees.

Under the agreements, we will provide development services to Guardian and grant Guardian non-exclusive use of our proprietary HPC platform (which includes a subscription to the platform and a license to the associated software) for the purpose of developing and improving certain glass products.

We own the rights for certain technology and IP arising out of the CDPs (our CDP IP).  Under the agreements, Guardian has the right to take either an exclusive or non-exclusive limited royalty-bearing license to our CDP IP rights.  Exclusive licenses will be subject to certain minimum royalty payments.  If Guardian elects to take a non-exclusive license, then we may be required to share with Guardian any licensing revenues we generate by licensing our CDP IP rights to third parties.

Guardian has agreed to pay us (i) royalties on sales of products covered by the licenses, (ii) fees for providing development services and access to our proprietary HPC platform to Guardian, and (iii) certain pre-approved expenses and material costs.

The development activity under the agreements will end on December 31, 2013 unless extended by mutual agreement. Either party may terminate the agreements upon a material, uncured default of the other party. Guardian’s obligations to pay royalties under the licenses granted by us shall continue for the duration of such licenses.

The foregoing description of these agreements does not purport to be complete and is qualified in its entirety by reference to the agreements that will subsequently be filed as exhibits to our Quarterly Report on Form 10-Q.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERMOLECULAR, INC.

Date: February 3, 2012	By:	/s/ David E. Lazovsky
David E. Lazovsky
President and Chief Executive Officer

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